EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “AGREEMENT”) is made and entered into as of November 27, 2018 (the “EXECUTION DATE”), by and between AQUABOUNTY TECHNOLOGIES, INC., a Delaware corporation (the “COMPANY”), and SYLVIA WULF, an individual and resident of the state of Arkansas (the “EXECUTIVE”). The Company and the Executive are at times herein referred to individually as a “PARTY” and collectively as the “PARTIES.”
WHEREAS, Company is engaged in the business of inventing and developing technological advances in aquaculture production through the use of modern genetics so as to create a sustainable method of farming salmon and services related thereto;
WHEREAS, the Company desires to retain the services of the Executive to serve as its Chief Executive Officer on a full-time basis and the Executive desires to accept such full-time employment with the Company in each case upon and subject to the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, with the intent to be legally bound hereby, the Company and the Executive AGREE AS FOLLOWS:
1.EMPLOYMENT. The Company hereby agrees and covenants to employ the Executive, and the Executive hereby agrees and covenants to be employed by the Company, in each case upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 2 hereof.
2.    TERM OF EMPLOYMENT. The Executive’s term of employment shall begin on January 1, 2019 (the “EFFECTIVE DATE”) and continue until terminated in accordance with Section 8 of this Agreement.
3.    POSITION; DUTIES.
(a)    During the Term, the Company shall employ the Executive, and the Executive shall serve, as the Chief Executive Officer of the Company.
(b)    While serving as the Chief Executive Officer of the Company, the Executive shall perform faithfully the duties assigned to the Executive by the Company’s Board of Directors (the “BOARD”), pursuant to the terms of this Agreement and to the reasonable best of the Executive’s ability. The Executive shall report to the Board and shall devote substantially all of her business time, efforts and attention to the business and affairs of the Company and any Subsidiaries (except during vacation periods and reasonable permitted periods of illness or other incapacity).
(c)    For purposes of this Agreement, “SUBSIDIARIES” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or indirectly through one or more Subsidiaries.
4.    BASE SALARY. Commencing on the Effective Date, the Company shall pay to the Executive a base salary of Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000) per fiscal year, payable in regular monthly installments in accordance with the Company’s general payroll practices (the “BASE SALARY”); provided, that the Base Salary shall be reviewed in good faith by the Compensation Committee of the Board annually and based on the recommendation of the Compensation Committee, the Base Salary may be increased at the reasonable discretion of the Board.
5.    ANNUAL BONUS. In addition to the Base Salary, during the Term the Executive shall be entitled to an annual cash bonus equal to up to fifty percent (50%) of her Base Salary (the “BONUS PLAN”). The Bonus Plan shall be determined in good faith by the Compensation Committee of the Board and shall be based upon (i) primary business goals reflected in the Company’s business plan and (ii) financial targets set to reward outperformance in relation to the Company’s budget. The targets described in (i) and (ii) of the previous sentence shall be set and established by the Board no later than thirty (30) days after the beginning of the Company’s fiscal year and the awards to be paid to the Executive pursuant to the Bonus Plan (the “BONUS”) shall be paid to the Executive no later than the 15th day of the third (3rd) month after the end of the Company’s fiscal year to allow for the completion of the Company’s annual audit regulatory filing.
6.    EQUITY COMPENSATION.
(a)    Stock Issuance. The Executive will be issued Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) worth of common stock (the “RESTRICTED STOCK”) of the Company two days after the Effective Date of her joining the Company. One Hundred Percent (100%) of the Restricted Stock shall vest fully and unconditionally in the Executive upon the occurrence of the one (1) year anniversary of the Effective Date.
(b)    Stock Options. At the first opportunity to issue options on the Company’s stock after the Effective Date, the Company shall issue to the Executive options to purchase up to One Hundred Fifty Thousand (150,000) shares of the Company’s common stock (the “STOCK OPTIONS”). These options shall vest fully and completely on the first anniversary of the grant date of the Stock Options.
(c)    Additional Equity Compensation. Further grants of equity compensation may be issued to the Executive subject to performance criteria established by the Compensation Committee of the Board and may be subject to time and performance-based criteria and benchmarks.
7.    EMPLOYEE BENEFITS. Executive shall be entitled to participate in any health, life, or disability insurance plans and retirement, pension, or profit-sharing plans that may be offered by the Company, subject to the eligibility rules of each plan. Benefits under each plan are governed solely by that plan, and the Company may in its sole discretion modify or eliminate any plan or benefits thereunder on a prospective basis by notice to Executive.

8.    TERMINATION OF EMPLOYMENT. This Agreement shall terminate upon the first to occur of the following (the “DATE OF TERMINATION”):
(a)    The voluntary resignation of the Executive for Good Reason. The term “GOOD REASON,” shall mean (i) any material breach by the Company of its obligations under this Agreement, (ii) a material diminution in the Executive’s duties, (iii) a material diminution in the Executive’s Base Salary or target Bonus, (iv) a material diminution in Executive’s authority, duties or responsibilities or (v) a material diminution in the budget over which the Executive has authority; provided, however, that in each case, the Executive may not terminate her employment for Good Reason unless the Executive (A) provides the Company with thirty (30) days’ advanced written notice of her intent to resign for Good Reason, (B) such notice is given within thirty (30) days of the events or circumstances claimed to give rise to Good Reason, (C) the Company fails to cure such alleged violation within thirty (30) days after the Executive delivers such notice and (D) if the Company fails to cure such alleged violation, the Executive must terminate her employment within thirty (30) days following the end of the Company’s cure period.
(b)    The voluntary resignation of the Executive without Good Reason upon thirty (30) days’ advanced written notice.
(c)    The Executive’s death.
(d)    The Executive’s Permanent Disability. The term “PERMANENT DISABILITY” shall mean the Executive’s disability within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “CODE”), as determined in the reasonable, good faith judgment of the Board. For the purpose of assisting the Board in its determination of whether the Executive’s physical or mental incapacity constitutes a Permanent Disability, the Executive shall (i) submit to a reasonable number of examinations by a medical doctor selected by the Board specializing in the physical or mental incapacity of the Executive and (ii) authorize the disclosure and release to the Company and such medical doctor of all of the Executive’s medical records reasonably relating to the physical or mental incapacity at issue, provided that the Company and such medical doctor each agree to keep such medical records confidential. For purposes of this Agreement, the date a Permanent Disability shall have “occurred” shall be the date the Executive becomes disabled within the meaning of Section 409A(a)(2)(C) of the Code, as determined in the reasonable, good faith judgment of the Board.
(e)    The Executive’s employment being terminated by the Company for Cause. The term “CAUSE” shall mean the Executive’s (i) commission of an act (x) constituting a felony or (y) involving fraud, theft, dishonesty, or moral turpitude which is not a felony and which adversely affects the Company or any of its affiliates monetarily or otherwise, (ii) repeated failure to be reasonably available to perform her duties, (iii) willful misconduct or gross negligence in the performance of her duties which is materially injurious to the Company or any of its affiliates, monetarily or otherwise, (iv) material breach of this Agreement which, if curable, shall not have been cured by the Executive within ten (10) days after written notice thereof from the Company, or (v) failure to follow the policies of the Company or the lawful directions of the Board, which, if curable shall not have been cured by the Executive within ten (10) days after written notice thereof from the Company. Termination for Cause shall occur upon delivery to the Executive of a written notice of such action by the Company, which written notice shall specify in sufficient detail the ground(s) for such termination.
(f)    The Executive’s employment being terminated by the Company without Cause upon provision of thirty (30) days’ written notice to the Executive.
9.    DUTIES AND RIGHTS OF THE EXECUTIVE UPON TERMINATION.
(a)Upon the termination of the Term, or at any other time prior to such termination at the request of the Company, the Executive shall immediately return any and all tangible and intangible property of the Company in the possession of the Executive, including, without limitation, all documents, records, contracts, financial information, customer information, proprietary product information, equipment, computers and vehicles.
(b)Upon termination of the Term, except as otherwise expressly provided in Section 10 hereof, all of the Executive’s rights to Base Salary, Bonus (if any), Employee Benefits and any other compensation payable hereunder shall cease upon such termination, and except as otherwise expressly provided herein, the Executive shall not be entitled to any other salary, bonus (if any), compensation or employee benefits.
(c)Upon termination of the Term, the Executive, upon request of the Board, shall resign from any positions she has with the Company and its affiliates (whether as an officer, director, consultant or otherwise) and the Executive agrees to execute such documents as may be reasonably requested by the Company to effectuate the foregoing.
10.    COMPENSATION PAYABLE TO THE EXECUTIVE ON TERMINATION. The rights of the Executive to compensation upon termination of employment are as follows:
(a)    In the case of (i) voluntary resignation of the Executive without Good Reason or (ii) termination of the Executive’s employment by the Company for Cause, the Company shall pay to the Executive the Base Salary accrued and not yet paid through the Date of Termination (the “ACCRUED BENEFITS”). The Company shall not be obligated to make any other payments to the Executive (including, without limitation, any payments for the bonus contemplated by Section 5 or long-term incentives). In any such instance, the Executive specifically agrees not to seek unemployment compensation under any federal or state program that would result in a direct or indirect cost to the Company and to continue to be bound by the terms of this Agreement, including, without limitation, Section 13 hereof.
(b)    In the case of the death of the Executive or Permanent Disability, the Company shall pay to the Executive or to any beneficiary or beneficiaries of the Executive designated in writing by the Executive to the Company (or to the Executive’s estate in the absence or lapse of such designation) (collectively, the “BENEFICIARY GROUP”), in addition to the Accrued Benefits, a portion of the Bonus, if any, that the Executive would have otherwise received had the Executive been employed on a full-time basis through the end of the fiscal year in which the Executive ceases to be employed on a full-time basis (the “STUB FISCAL YEAR”), determined pro rata based upon the Company’s actual performance and the Bonus Plan for the Stub Fiscal Year, and the number of days in the Stub Fiscal Year that the Executive was employed on a full-time basis (the “PRO RATA BONUS”), payable at such time as the other senior executive employees of the Company are paid a bonus for such fiscal year.
(c)    If (x) the Executive’s employment is terminated by the Company without Cause or (y) the Executive voluntarily resigns for Good Reason, the Executive shall be entitled to receive (i) a severance payment equal to one (1) year continued payment of Base Salary, payable over the period commencing on the Date of Termination and in equal monthly installments, subject to applicable withholdings, and ending on the one (1) year anniversary of the Date of Termination, and (ii) the Pro Rata Bonus, payable at such time as the other senior executive employees of the Company are paid a bonus for such fiscal year. Notwithstanding anything to the contrary herein, amounts payable to the Executive pursuant to this Section 10 shall be (A) in lieu of any severance benefits or other compensation based payments by the Company to the Executive, (B) subject to the Executive’s timely execution and non-revocation of a release agreement in a form reasonably acceptable to the Executive and the Company on or prior to the fifty-fifth (55th) day following the Date of Termination, (C) subject to the Executive’s fulfillment of her continuing obligations hereunder, including those pursuant to Section 13 hereof.
11.    CHANGE OF CONTROL.
(a)    If a Change of Control, as such term is defined in Section 11(b) below, occurs and either (i) the Executive’s employment with the Company or its successor or any affiliate thereof (all of the foregoing, collectively, the “SUCCESSOR COMPANY”) is terminated by the Successor Company without Cause or (ii) the Executive’s employment with the Successor Company is terminated by the Executive with Good Reason, in either case within twelve months after the effective time of the Change of Control, then, immediately prior to such termination, all unvested equity compensation that has been granted to the Executive, specifically including, but not limited to, the equity compensation described in Section 6 hereof (collectively, the “UNVESTED EQUITY COMPENSATION”), shall immediately become fully vested in the Executive and subject to no liens, claims or encumbrances of any kind by the Company, the Successor Company or any other person. If Executive is required to resign her position with the Company as a condition of a Change in Control, then the Unvested Equity Compensation shall become fully vested immediately prior to the effectiveness of such resignation.
(b)    “CHANGE OF CONTROL” shall mean (i) any consolidation or merger of the Company with or into any corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a Party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale of all or substantially all of the assets of the Company.

12.    EXECUTIVE’S REPRESENTATIONS. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a Party or by which she is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.
13.    NON-DISPARAGEMENT. The Executive shall at no time, whether in writing or orally, malign, denigrate or disparage the Company any of its Subsidiaries or any of their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members or any of their respective agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned Parties in an unfavorable light. The Company also shall instruct its senior officers and directors not to disparage the Executive. Nothing contained in this Section 13 shall or shall be deemed to prevent or impair either of the Parties from testifying, to the extent that the Party or representative or agent thereof reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled (or from otherwise complying with legal requirements).
14.    PRINCIPAL WORK LOCATION AND LOCATION OF THE COMPANY’S HEADQUARTERS. Executive’s principal work location shall be located in a location that is within a reasonable distance of an air terminal that will permit reasonable connections to the location of the Company’s main operations. The Company shall be required to receive express written approval from the Executive for a new location of the Company’s headquarters in the event that the Company desires to move or replace the current location of its headquarters.
15.    BOARD OF DIRECTORS SERVICE. Executive shall be entitled and shall be able to serve as a member on up to two (2) for-profit or non-profit boards of directors. Executive shall be given reasonable time off to attend meetings of the aforementioned boards of directors so long as attendance at said meetings does not materially impact Executive’s ability to perform her duties pursuant to this Agreement.
16.    PUBLIC ANNOUNCEMENT. The Company shall work jointly with the Executive to prepare a formalized statement on the Company’s hiring of the Executive (the “ANNOUNCEMENT”). All content of the Announcement shall receive prior approval from the Executive before it is published as will any material modification to the Announcement that is used at a later date. A list of the recipients of the Announcement, including members of the media, shall be agreed upon by the Company and the Executive.
17.    DAMAGES AND SPECIFIC PERFORMANCE. The Executive expressly recognizes that a breach of certain provisions of this Agreement is likely to result in irreparable injury to the Company and that money damages may not adequately compensate the Company for such breach. Therefore, the Executive agrees that the Company shall be entitled, if it so elects and in addition and supplementary to other rights and remedies existing in its favor, to institute and prosecute proceedings in any court of competent jurisdiction not only to obtain damages for any breach of this Agreement, but also to enforce the specific performance of this Agreement by the Executive, enjoin the Executive from activities in violation of Section 13 or to obtain other equitable relief (without posting a bond or other security).
18.    NO WAIVER OF BREACH. No course of conduct, course of dealing or failure of any Party to enforce or exercise a provision of this Agreement shall constitute a waiver of, or nullify the effect of, any provision of this Agreement, or affect the validity, binding effect or enforceability of this Agreement.
19.    GOVERNING LAW. It is the intent of the Parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the State of Arkansas, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Arkansas. Each Party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement, the Executive’s employment with the Company or any termination of such employment (collectively, “PROCEEDINGS” and, individually, a “PROCEEDING”) shall be maintained in either the courts of the State of Arkansas or the federal District Courts sitting in Fayetteville, Arkansas (collectively, the “CHOSEN COURTS”) and that the Chosen Courts shall have exclusive jurisdiction to hear, determine or settle any Proceeding and any Proceedings shall only be brought in the Chosen Courts. Each Party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceeding in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Each of the Parties hereto irrevocably and unconditionally agree that service of process may be made on such Party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such Party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto and that such service by mail shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Arkansas.
20.    NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

COMPANY:
AquaBounty Technologies, Inc.
2 Mill and Main Place, Suite 395
Maynard, MA 01754
Attention: David Frank
Fax: 978-897-3217
E-mail: dfrank@aquabounty.com
EXECUTIVE:
Sylvia Wulf
XXXXXXXXXXXXXXX
XXXXXXXXXXXXXXX
Fax: (XXX) XXX-XXXX
E-mail: XXXXXXXXXX
With an additional copy to:
Smith Hurst, PLC
5100 W. JB Hunt Drive, Suite 900
Rogers, AR 72758
Attention: XXXXXXXXXX
Facsimile: (479) 301-2449

Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

21.    SURVIVAL OF OBLIGATIONS. All covenants, agreements, representations and warranties made herein or otherwise made in writing by either Party shall survive the execution and delivery of this Agreement and the performance of the services contemplated hereby.
22.    SEVERABILITY. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.
23.    ENTIRE AND BINDING AGREEMENT. This Agreement constitutes the full and complete understanding and agreement of the Parties with respect to the employment of the Executive by the Company and supersedes and preempts all prior understandings and agreements regarding the Executive’s employment. This Agreement may be modified only by a written instrument executed by both Parties.
24.    PAYMENTS TO THE EXECUTIVE. Any payments to the Executive, her estate or designated beneficiary pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld under all present and future federal, state, and local tax and other laws and regulations, and any amount then due and owing to the Company from the Executive.
25.    REPRESENTATIVE CAPACITY. Each individual executing this Agreement in a representative capacity, represents and warrants that they have the authority of their principal to bind said principal to this Agreement.
26.    COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
27.    SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and permitted assigns, except that (a) the Executive may not assign her rights or delegate her duties or obligations hereunder without the prior written consent of the other Party (b) the Company may assign this Agreement only to a successor of the Company or an assignee that purchases all or substantially all of the assets of the Company or otherwise becomes the owner of a majority of the voting securities of the Company (whether by merger, sale or otherwise) and such successor or assignee assumes all of the obligations hereunder.
28.    SECTION 409A OF THE CODE.
(a)    The Parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.
(b)    Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder. In addition, if the Executive is determined to be a “specified employee” within the meaning of Section 409A of the Code and if one or more of the payments or benefits to be received by the Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, the Company and the Executive shall cooperate in good faith to amend this Agreement to provide that no such payment shall be made or benefit provided until six (6) months following the Executive’s termination of employment other than due to death or Permanent Disability.

(c)    For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service.”
(d)        Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
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IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first above written.
COMPANY:
AQUABOUNTY TECHNOLOGIES, INC.
By:     /David A. Frank/
(signature)

Print Name: David Frank

Title: CFO
EXECUTIVE:
/Sylvia Wulf/
SYLVIA WULF, an individual

[EXECUTION PAGE TO AQUABOUNTY TECHNOLOGIES, INC. EXECUTIVE EMPLOYMENT AGREEMENT –
SYLVIA WULF, CEO]